As filed with the Securities and Exchange Commission on March 25, 2019
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McDonald’s Corporation
(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

110 North Carpenter Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)
McDONALD’S 401K PLAN
(FORMERLY KNOWN AS THE McDONALD’S CORPORATION
PROFIT SHARING AND SAVINGS PLAN)
 (Full title of the plan)
 _____________________________
Jerome N. Krulewitch, Esq.
Corporate Executive Vice President, General Counsel and Secretary
McDonald’s Corporation
110 North Carpenter Street
Chicago, Illinois 60607
(630) 623-3000
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
(212) 225-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, and participants’ interests in the McDonald’s 401K Plan	4,000,000 shares and an indeterminate amount of participants’ interests in the plan (2)	$183.84 (3)	$735,360,000	$89,126

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of McDonald’s Corporation, a Delaware corporation (“McDonald’s,” the “Company” or the “Registrant”), as may be issued in connection with share splits, share dividends or similar transactions.

(2)
In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests in the McDonald’s 401K Plan (the “401K Plan”), formerly called the McDonald’s Corporation Profit Sharing and Savings Plan (the “Profit Sharing Plan”). Pursuant to Rule 457(h)(2), no separate registration fee is required with respect to the participants’ interests in the 401K Plan.

(3)
Estimated pursuant to Rule 457(h)(1) of the Securities Act based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on March 20, 2019, which was $183.84.

Explanatory Note

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 4,000,000 shares of McDonald’s Common Stock to be issued pursuant to the 401K Plan, together with an indeterminate amount of interests in the 401K Plan.

On a Registration Statement on Form S-8 (Registration Statement No. 333-149990), filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 31, 2008, the Registrant previously registered 18,000,000 shares of its Common Stock and an indeterminate amount of participants’ interests under the Profit Sharing Plan. As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the prior Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

Part II

Information Required in the Registration Statement

Item 3.                      Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into the Registration Statement.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(b) The Company’s Current Reports on Form 8-K filed on January 14, 2019, January 30, 2019 (as to Items 2.02 and 9.01 only), February 25, 2019, February 27, 2019 and March 22, 2019.

(c) The descriptions of the Common Stock set forth in the Registrant's registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating those descriptions, including most recently in the Registrant's Registration Statement on Form S-3, filed on July 27, 2018.

(d) The 401K Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2017. In addition, all documents and reports subsequently filed by the Company or the 401K Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports except for the documents, or portions thereof, that are "furnished" (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information "furnished" to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.           Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of unlawful dividends or unlawful stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

Article FOURTEENTH of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, and that no amendment to or repeal of such Article shall apply to or have any effect on liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the person indemnified must also have had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Any present or former director or officer who has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. The statute further provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article EIGHTH of the Company's Restated Certificate of Incorporation provides that the Company shall have power to indemnify any and all of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it has specified interests. Article V of the Company's Amended and Restated By-Laws provides that it shall indemnify and hold harmless each director and officer, as well as certain other employees and individuals, to the fullest extent permitted under the DGCL. Such indemnification shall cover all expenses, as well as liabilities and losses, incurred by such individuals.

The Amended and Restated By-Laws further provide that the Company may maintain insurance, at its expense, to protect any director or officer, as well as certain other employees and individuals, against any expenses, liabilities or losses, regardless of whether the Company would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers, as well as certain other employees and individuals, in defense of any action in which they are made parties by reason of their positions as directors and officers, or other relationship with the Company.

Item 8.	Exhibits.
Pursuant to the exceptions provided in Item 8 of Form S-8 to the exhibits required by Item 601 of Regulation S-K, the Registrant has submitted or will submit the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the 401K Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

EXHIBITS

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Crowe LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 25th day of March, 2019.

McDONALD’S CORPORATION

By:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch
Corporate Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature Title	Date

Lloyd H. Dean
Director

*	March 25, 2019
Stephen J. Easterbrook
President, Chief Executive Officer and Director

*	March 25, 2019
Robert A. Eckert
Director

*	March 25, 2019
Margaret H. Georgiadis
Director

*	March 25, 2019
Enrique Hernandez, Jr.
Chairman of the Board and Director

*	March 25, 2019
Catherine Hoovel
Corporate Vice President - Chief Accounting Officer

*	March 25, 2019
Jeanne P. Jackson
Director

*	March 25, 2019
Richard H. Lenny
Director

*	March 25, 2019
John J. Mulligan
Director

*	March 25, 2019
Kevin M. Ozan
Corporate Executive Vice President and Chief Financial Officer

*	March 25, 2019
Sheila A. Penrose
Director

*	March 25, 2019
John W. Rogers, Jr.
Director

*	March 25, 2019
Paul S. Walsh
Director

*	March 25, 2019
Miles D. White
Director	c

_______________________

*
Jerome N. Krulewitch, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the above indicated directors and officers of the Registrant pursuant to a power of attorney filed with the U.S. Securities and Exchange Commission.

By:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch
Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the McDonald’s 401K Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 25th day of March, 2019.

MCDONALD’S 401K PLAN

By:	ADMINISTRATIVE COMMITTEE

By:	/s/ Karen A. Matusinec
Karen A. Matusinec
Chairman of the Administrative Committee